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                                                                    EXHIBIT 10.5

{Date}



Name
Address
City, State & Zip Code


Dear {Name}:

I am delighted to extend an offer for you to join the Plumtree Software team.

Your title will be {Title}, reporting directly to the {Supervisor}. Your start date of employment will be {Start Date}.

This letter outlines the annual compensation and stock options. If you have any questions, please do not hesitate to contact our offices.

Compensation: Your starting salary will be {Salary} per annum, payable in accordance with the Company's standard practices. Employees presently are paid on the fifteenth and last day of each month.

In addition, you are eligible to participate in the Plumtree bonus plan. Your manager will set and measure bonus criteria and performance. Your bonus qualification is {Bonus} per annum, paid out on a quarterly basis. In addition, subject to approval by the Company's Board of Directors, and, if applicable, the Company's shareholders, you will receive options to purchase {number of shares} of the Company's common stock pursuant to the Company's stock option plan.
After twelve months of employment, 25% of such options will vest. The remaining options will vest in equal amounts thereafter, at the rate of 1/36th of such remaining options per month. All such options will vest after four years employment at the Company. The exercise price of such options will be equal to the fair market value of the Company's common stock, as determined by the Board of Directors, at the next meeting of the Board of Directors, after your first day of employment at Plumtree.

Benefits: The Company presently provides medical and dental coverage for its employees and their eligible dependents at no additional cost. In addition, the Company presently provides its employees with vision, life, accidental death and dismemberment and disability salary continuation insurance. Benefit coverage begins on the date of your employment with the Company. Please review the Benefit Fact Sheet for more detail; this will be provided to you on your first day of employment
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2

The terms described in this letter shall be the terms of your employment and shall supersede any prior discussion, writings or commitments. Any additions or modifications would have to be in writing and signed by you and the appropriate officer of Plumtree Software, Inc. Please sign and return one copy of this letter, keeping the other for your records.

{Name}, everyone involved in meeting with you is looking forward to having you here and helping us to grow and make our Company a success. Please let me know how we can be of assistance to you between now and your start date.


Sincerely,


{Name}
{Title}



Accepted:


_____________________________
{Name}


_____________________________
Date